Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Merrimack Pharmaceuticals. and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 19th day of September 2019.

Western Standard, LLC

By:	/s/ Eric D. Andersen
Eric D. Andersen, Managing Member

/s/ Eric D. Andersen
Eric D. Andersen